As filed with the Securities and Exchange Commission on September 11, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Gemini Space Station, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-3263417 (I.R.S. Employer Identification No.)
600 Third Avenue, 2nd Floor, New York, NY1 (Address of Principal Executive Offices)	10016[1] (Zip Code)

Gemini Space Station, Inc. 2025 Omnibus Incentive Plan
Gemini Space Station, Inc. 2025 Employee Stock Purchase Plan
(Full title of the plans)

CT Corporation System
701 S Carson St, Ste 200
Carson City, Nevada 89701
(Name and address of agent for service)

(755) 888-4070
(Telephone number, including area code, of agent for service)

Copies to:

Ryan J. Dzierniejko David J. Goldschmidt John Zelenbaba Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Tyler Meade Chief Legal Officer Gemini Space Station, Inc. 600 Third Avenue, 2nd Floor New York, NY 10016 (616) 751-4401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

1 We use this address for receiving mail and correspondence to our principal executive office located in New York, NY.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*       The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Gemini Space Station, Inc. 2025 Omnibus Incentive Plan and the Gemini Space Station, Inc. 2025 Employee Stock Purchase Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Gemini Space Station, Inc. (the “Company”) hereby incorporates by reference into this registration statement, the following documents:

(a)	The Company’s registration statement on Form S-1, filed with the SEC on August 15, 2025 (File No. 333-289665), as amended, which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	The Company’s prospectus to be filed on or about September 12, 2025, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-289665); and

(c)	The description of the Company’s Class A common stock contained in the registration statement on Form 8-A, filed with the SEC on September 9, 2025 (File No. 001-42836), to register such securities under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of Nevada’s “business judgment rule” (as codified in NRS 78.138(3)) has been rebutted and it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification pursuant to the statutory mechanism provided under NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the NRS, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Company’s articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud, or violation was material to the cause of action. Pursuant to NRS 78.751(5), a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

The Company’s amended and restated bylaws will provide that the Company must indemnify its directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request to the fullest extent permitted by law. The Company will also be expressly authorized to advance certain expenses (including attorneys’ fees) to its directors and officers and carry directors’ and officers’ insurance providing for indemnification of its directors and officers for some liabilities.

The Company has entered into indemnification agreements with each of its directors and officers that will provide for, among other things, indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties, and amounts paid in settlement (with the Company’s consent) of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative. The indemnification agreements will also provide for the advancement or payment of all expenses to the Company’s directors and officers and for reimbursement of such advanced expenses to the Company if it is found that such director or officer is not entitled to such indemnification under applicable law.

The Company has obtained a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company, its directors, its officers, or persons who control the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description
4.1	Form of Amended and Restated Articles of Incorporation of Gemini Space Station, Inc. (incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form S-1 (File No. 333-289665), filed with the SEC on August 21, 2025).

4.2	Form of Amended and Restated Bylaws of Gemini Space Station, Inc. (incorporated by reference to Exhibit 3.2 filed with the Company’s Registration Statement on Form S-1 (File No. 333-289665), filed with the SEC on August 21, 2025).

4.3	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form S-1 (File No. 333-289665), filed with the SEC on August 15, 2025).

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1*	Consent of Deloitte & Touche LLP, as to Gemini Space Station, LLC.

23.2*	Consent of Deloitte & Touche LLP, as to Gemini Space Station, Inc.

23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Gemini Space Station, Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.13 filed with the Company’s Registration Statement on Form S-1 (File No. 333-289665), filed with the SEC on September 2, 2025).

99.2	Gemini Space Station, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 filed with the Company’s Registration Statement on Form S-1 (File No. 333-289665), filed with the SEC on September 2, 2025).

107*	Filing Fee Table.
__________________

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 11, 2025.

GEMINI SPACE STATION, INC.

By:	/s/ Tyler Winklevoss
Name: Tyler Winklevoss
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tyler Winklevoss and Dan Chen and each of them, individually, as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-8, or the Registration Statement, to be filed with the Securities and Exchange Commission, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462 under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tyler Winklevoss	Co-Founder, Chief Executive Officer,	September 11, 2025
Tyler Winklevoss	and Director (Principal Executive Officer)

/s/ Cameron Winklevoss	Co-Founder, President, and Director	September 11, 2025
Cameron Winklevoss

/s/ Dan Chen	Chief Financial Officer (Principal Financial	September 11, 2025
Dan Chen	Officer and Principal Accounting Officer)

/s/ Marshall Beard	Chief Operating Officer and Director	September 11, 2025
Marshall Beard

/s/ Sachin Jaitly	Director	September 11, 2025
Sachin Jaitly

/s/ Jonathan Durham	Director	September 11, 2025
Jonathan Durham

/s/ James Esposito	Director	September 11, 2025
James Esposito

/s/ Maria Filipakis	Director	September 11, 2025
Maria Filipakis